Exhibit 10.3

AMENDMENT TO THE DANA LIMITED

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Dana Limited Supplemental Executive Retirement Plan (hereinafter referred to as the "Plan") provides in Section 8.1 for subsequent plan amendments. Dana Limited now wishes to amend the Plan in the manner described below, in order to reflect the change in the administration of the Plan to daily valuation recordkeeping system and the earnings crediting rates used under the Plan to rates of return based on performance of publicly available mutual funds.

The Plan is amended as follows, effective on and after May 1, 2018:

1. Article II of the Plan (entitled "Definitions") is amended by revising Sections 2.18 and 2.32 of the Plan to read as follows:

"2.18 Earnings Rate. Shall mean the rate of return used to determine the Earnings Credits that are credited to Participants' Accounts from time to time pursuant to the provisions of Section 5.4.

(a)    For periods on or after May 1, 2018, the Earnings Rate for each Participant shall be based on the rates of return earned by the Measurement Funds selected by the Participant, as described in Section 5.4 of this Plan, for the period.

(b)    For periods prior to May 1, 2018, the Earnings Rate shall mean 5% per annum, compounded annually, or such other rate as may be determined by the Committee, in its sole discretion, and communicated to Participants. In the event the prior sentence applies and a Valuation Date occurs less than 12 months after the prior Valuation Date, this Earnings Rate shall be conve1ted to a rate for the period since the last Valuation Date by reducing it to a rate that is appropriate for such shorter period. Such reduction shall be done in a way that would result in the specified 5% annual rate of return being earned for the number of such periods that equals one year.

"2.32 Valuation Date - shall mean each date as specified by the Plan Administrator from time to time as of which Participant Accounts are valued in accordance with Plan procedures that are currently in effect. Effective on and after May 1, 2018, Participant Accounts shall be valued on a daily basis, and each business day on which the U.S. stock markets are open shall be a Valuation Date.

For periods prior to May 1, 2018, the Plan shall have a Valuation Date for all Plan Participants as of the last day of each Plan Year. In addition, if a Participant is entitled to a distribution under Article VII, such Participant will have a Valuation Date under the Plan that is the last day of the preceding calendar month.

In accordance with procedures that may be adopted by the Plan Administrator, any current Valuation Date may be changed.

Values under the Plan (including any Earnings Credits) are determined as of the close of a Valuation Date. If a Valuation Date is not a business day, then the Valuation Date will be the immediately preceding business day."

2. Section 5.4 of the Plan, entitled "Earnings Credit," is revised to read as follows:

"5.4 Earnings Credits for Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Plan Administrator, in its sole discretion, Earnings Credits shall be credited or debited to a Participant's Account in accordance with the following rules:

(a)    Measurement Funds. For periods on and after May 1, 2018, the Participant may elect one or more of the measurement funds offered for purposes of this Plan (the "Measurement Funds") for the purpose of crediting Earnings Credits to his or her Account. The Measurement Funds offered under this Plan at any time shall generally be the mutual funds and other investments offered as investment options under the terms of the Company's tax-qualified 401(k) savings plan, provided that, to the extent one or more of the investment funds under the Company's tax-qualified 40l(k) savings plan cannot be offered to Participants in this Plan, Participants shall instead be offered an alternative Measurement Fund which is as equivalent to the unavailable investment fund from the 401(k) savings plan as may be practically arranged by the Plan Administrator. The Plan Administrator shall make available to Participants a listing of the Measurement Funds available for this purpose at any time and shall provide such information about these Measurement Funds as the Plan Administrator determines to be appropriate.

A Participant shall elect one or more Measurement Fund(s) (as described above) to be used to determine the Earnings Credits to be credited to his or her Account for all periods in which the Participant participates in the Plan on or after May 1, 2018. In making any such election, the Participant shall specify on the election form, in increments of one percentage point (1.0%), the percentage of the balance credited to his or her Account to be allocated to each Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Account).

The performance of each elected Measurement Fund (either positive or negative) will be determined by the Plan Administrator, in its reasonable discretion, based on the performance of the selected Measurement Funds themselves for the relevant period. A Participant's Account shall be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant, as though (i) all amounts credited to a Participant's Account were invested in the Measurement Fund or Funds selected by the Participant, at the closing price on such date; (ii) the portion of the Fixed Company Credits and Discretionary Employee Credits actually credited as of any date were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such period, at the closing price on such date; and (iii) any distribution made to a Participant that decreases such Participant's Account ceased being invested in the Measurement Fund(s), in the percentages applicable to such period, no earlier than Valuation Date used to calculate the amount of such distribution, at the closing price on such date.

(b) Interest on Account Balances. For periods prior to May 1, 2018, or for any other periods in which the Plan Administrator has not approved any Measurement Funds to be offered under this Plan, a Participant's Earnings Credit shall be determined by multiplying the Earnings Rate for the period by the balance in the Participant's Account as of January 1 of the Plan Year. This annual Earnings Rate shall be equal to 5 percent per annum, compounded annually, or such other Earnings Rate as may have been determined for the Plan Year by the Plan Administrator, in its sole discretion, and communicated to Participants. This Earnings Credit will be determined as soon as practicable after the applicable Valuation Date, and it shall be credited to the Participant's Account effective as of such Valuation Date.

As of the end of each Plan Year, beginning with the end of the 2012 Plan Year and ending with April 30, 2018, the Company shall analyze the current Earnings Rate to determine if the rate provides a market rate of interest. If the Earnings Rate is considered to provide a market rate of interest, the Earnings Rate shall remain the same for the following Plan Year unless the Company in its sole discretion decides to establish a different Earnings Rate that provides a market rate of interest. If, on the other hand, the Company concludes, in its discretion, that the Earnings Rate does not provide for a market rate of interest, then the Company must establish a new Earnings Rate to provide a market rate of interest, and such new Earnings Rate shall apply for the following Plan Year. The determination of the market rate of interest shall be entirely within the discretion of the Company and shall be based on such factors as the Company determines to consider (e.g., the current 30-year Treasury Bond yield, the Russell 2000 index fund, the current yield on a certificate of deposit equal to the remaining time period for the average Participant to reach Retirement and the Account balance for the average Participant).

(c)    Duration of Earnings Credits. A Participant's Account shall be credited with Earnings Credits for all periods until all payments are made to the Participant in accordance with Article VII.

(d)    No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contra1y, the Measurement Funds are to be used for measurement purposes only, and a Participant's election of any such Measurement Fund, the allocation to his or her Account thereto, the calculation of additional earnings credits, and the crediting or debiting of such amounts to a Participant's Account shall not be considered or construed in any manner as an actual investment of the Participant's Account in any such Measurement Fund. In the event that Plan Administrator, in its discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant's Account shall at all times be a bookkeeping ent1y only and shall not represent any investment made on his or her behalf by the Company; the Participant shall at all times remain an unsecured creditor of the Company.

3.    Section 7.2 of the Plan, entitled "Time and Form of Distributions" will be revised to read as follows:

"7.2 Time and Form of Distribution. A Participant shall receive the balance of his or her Account in three (3) annual installments commencing on the first day of the month following the six month anniversary of the Participant's Separation from Service. Each annual installment will be determined by dividing the balance of the Account as of the last Valuation Date in the calendar month preceding the payment date for which the installments are to commence (and each anniversary of such date) by the number of years remaining in the installment period. The Account will continue to be adjusted for Earnings

Credits during the installment payout period; thus, if the balance in the Account as of the last scheduled payment exceeds the scheduled payment because of positive Earnings Credits, the full balance of the Account will be paid to the Participant."

4.    Except as expressly stated herein, the other provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to the Dana Limited Supplemental Executive Retirement Plan to be executed on its behalf this_/_ day of May, 2018.

DANA LIMITED

By:                           Christine Patten,

Director, Global Benefits